The UK Firm Ernst & Young LLP is a limited liability partnership registered in England and Wales with registered number OC300001 and is a member firm of Ernst & Young Global Limited. A list of members’ names is available for inspection at 1 More London Place, London SE1 2AF, the firm’s principal place of business and registered office and at Companies House https://www.gov.uk/get-information-about-a-company under the registration number OC300001. Not all partners are members of Ernst & Young LLP. Ernst & Young LLP is a multi-disciplinary practice and is authorised and regulated by the Institute of Chartered Accountants in England and Wales, the Sol icitors Regulation Authority (authorisation number 614947), the Financial Conduct Authority (registration number 196203) and other regulators. Further details can be found at https://www.ey.com/en_uk/legal-statement. Ernst & Young LLP R+ 2 Blagrave Street Reading RG1 1AZ Tel: + 44 118 928 1100 Fax: + 44 118 928 1101 ey.com April 16, 2026 Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549 Re: Autolus Therapeutics plc Commissioners: We have read Item 4.01 of Form 8-K dated April 16, 2026, of Autolus Therapeutics plc (the “Registrant”) and are in agreement with the statements contained in paragraph (a) on page 2 therein. We have no basis to agree or disagree with other statements of the Registrant contained therein. /s/ Ernst & Young LLP